First Defined Sector Fund
April 30, 2001


                                 April 30, 2001


 First Defined Sector Fund
 1001 Warrenville Road, Suite 300
 Lisle, Illinois  60532


         Re: First Defined Sector Fund

Gentlemen:

         We have served as counsel for the First Defined Sector Fund (the "Fund"), which proposes to offer and sell shares of three series (collectively, the "Shares") in the manner and on the terms set forth in Post-Effective Amendment No. 2 to its Registration Statement on Form N-1A filed on or about April 30, 2001 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended. The Fund consists of the following series: First Trust Financial Services Portfolio, First Trust Life Sciences Portfolio and First Trust Technology Portfolio.

         In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Bingham Dana LLP issued to the Fund upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund's Declaration of Trust dated April 24, 2000, the Fund's By-Laws, the Fund's Establishment and Designation of Series, and the Amendment, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so issued and sold, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-46064) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                                         Respectfully submitted,


                                                         /s/ Chapman and Cutler

                                                         CHAPMAN AND CUTLER

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